UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2010

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	– Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved, and recommended for approval by the full Board, the terms of the 2010 Management Incentive Plan (the “2010 MIP”) and the 2010 Stock Award Guidelines (the “2010 Stock Guidelines”) for the Company’s senior management, which includes the Company’s principal executive officer, principal financial officer and other named executive officers. Based on the Committee’s recommendation, the terms of both the 2010 MIP and the 2010 Stock Guidelines were also approved by the Board on February 15, 2010.

2010 Management Incentive Plan.

The purpose of the 2010 MIP is to provide the Company’s senior management with the opportunity to receive incentive cash bonuses based on both the Company’s and each participant’s respective performance during 2010.

Pursuant to the 2010 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based primarily on the Company’s achievement of certain financial and strategic objectives. For 2010, specific financial objectives were established for total revenues and the level of improvement in 2010 operating results compared to 2009. In addition, four strategic objectives were incorporated into the bonus pool funding determination. These objectives relate to the Company’s clinical and development programs and business development efforts. The objectives for revenues and improved operating results, and the strategic objectives as a group, will be weighted at 30%, 30% and 40%, respectively, in determining the pool amount.

Funding of the Bonus Pool

With respect to the revenue and improved operating results objectives, Threshold, Target and Maximum performance levels have been established for 2010. With respect to the strategic objectives, Threshold and Target performance levels have been established for all objectives for 2010 and a Maximum performance level has been established for three of the four strategic objectives for 2010. The Committee and Board have retained discretion to determine the Maximum performance level for the one remaining strategic objective.

If the Company meets the Target performance levels for revenues, operating results improvement and the strategic objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants, which currently is approximately $2.1 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.05 million, and if the Maximum performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.15 million. A pro-rata adjustment to the amount of funding for the pool will be made where a specific performance level falls in between the Threshold, Target and Maximum amounts and each objective may be funded at a performance level that differs from the funding for other objectives. To the extent a particular performance level falls below Threshold, there would generally be no funding for that particular objective unless the Committee determines in its discretion that some level of funding is appropriate. The foregoing potential pool funding levels assume that each participant is rated as “Meets Expectations” for 2010. The Committee also may, in its discretion, approve a total pool funding of up to 200% of the aggregate target bonuses if it determines that the Company has achieved a breakthrough performance by substantially exceeding the objectives for 2009. The amount of total bonus pool funding will be adjusted to reflect the aggregate target bonuses for those individuals who are participants in the 2010 MIP at the time the bonuses are awarded. In addition, the Committee may make adjustments to the total pool funding to reflect the actual performance evaluations of the participants for 2010. The Committee’s determination of the total pool funding will be subject to approval by the Board and may be modified by the Board in the exercise of its discretion.

Payments from the Bonus Pool

Specific payments from the pool to the Company’s senior management will depend on an evaluation of the participant’s achievement of individual performance objectives for 2010. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. The following targets were established with input from Radford Surveys & Consulting (“Radford Consulting”), a business unit of Aon and an independent executive compensation consultant, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)
Chief Executive Officer	60%
Chief Operating Officer/Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	35%

Individual performance objectives for 2010 were derived from the Company’s 2010 objectives concerning financial performance, clinical development, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or other objectives approved by the Board and/or the Committee.

Individual bonus awards reflect a weighted average measurement of each participant’s achievement of his or her individual performance objectives. Based on an assessment of individual performance, bonus payments of up to 150% of the participant’s target percentage may be awarded. Participants must be employed by the Company as of December 31, 2010 and at the time of the bonus award in order to participate in the 2010 MIP. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any participant is employed for only a portion of the year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) for approval by the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for 2010.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

2010 Stock Guidelines.

The purpose of the 2010 Stock Guidelines is to establish a framework for granting stock awards in order to reward performance achieved by the Company’s senior management against each participant’s individual performance objectives for 2010.

Awards under the 2010 Stock Guidelines will depend on a participant’s position in the Company and achievement of individual performance objectives for 2010. Each participant’s individual performance will be evaluated against his or her individual performance objectives to determine if an award is appropriate. The 2010 Stock Guidelines provide for awards where a participant is rated as “Meets Expectations,” “Exceeds Expectations” or “Outstanding” for performance during 2010. Set forth below are the ranges of potential annual awards for 2010 (expressed in number of shares) based on the participant’s position and potential performance rating:

	Restricted Stock	Stock Options

Level I - CEO	43,700 – 125,000 Shares	100,100 – 286,600 Shares

Level IA - COO/CFO	40,300 – 60,900 Shares	92,500 – 139,700 Shares

Level II - EVP	18,500 – 33,600 Shares	42,400 – 76,900 Shares

Level III - SVP	10,900 – 18,500 Shares	25,000 – 42,500 Shares

The ranges set forth above were established at levels that the Committee believes represent an appropriate long-term incentive compensation value for each executive based on an assessment of compensation levels for executives at comparable medical diagnostic and healthcare companies provided by Radford Consulting. The number of options and shares of restricted stock were determined by using the price of the Company’s Common Stock on February 15, 2009. Potential awards consist of 50% restricted stock and 50% stock options, based on the market value of the potential awards.

Stock option awards granted under the 2010 Stock Guidelines will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ for that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

Participants must be employed by the Company on December 31, 2010 and at the time of grant in order to receive a stock award under the 2010 Stock Guidelines. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any employee is employed for only a portion of a year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) to the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives for 2010. The Committee will evaluate the performance of the Chief Executive Officer and recommend an appropriate award in accordance with the 2010 Stock Guidelines and such evaluation for Board approval. The Committee and Board may approve or disapprove any recommended award, in whole or in part, and may approve awards within or outside of the ranges indicated under the 2010 Stock Guidelines, in their sole discretion based on circumstances occurring at the time of award and their assessment of a participant’s individual performance and other factors.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 19, 2010	By:	/S/ JACK E. JERRETT
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary